Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Tesoro Logistics LP for the registration of $500,000,000 in common units representing limited partner interests and to the incorporation by reference therein of our report dated May 22, 2012, with respect to the combined consolidated financial statements of Tesoro Logistics LP included in its Current Report (Form 8-K) filed May 22, 2012 with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Antonio, Texas

May 22, 2012